Filed Pursuant to Rule 424(b)(3)

Registration No. 333-185336

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

SUPPLEMENT NO. 2 DATED DECEMBER 6, 2013

TO THE PROSPECTUS DATED JULY 16, 2013

This Supplement No. 2 supplements, and should be read in conjunction, with, the prospectus of Hartman Short Term Income Properties XX, Inc. (the “Company”) dated July 16, 2013 and replaces all prior stickers and supplements to the prospectus.  Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 2 is to disclose the following:

  Status of our public offering;

  Suitability Standards;

  Description of Properties and Real Estate-Related Investments to be Developed or Acquired;

  Distribution Policy;

  Distributions Paid;

  Compensation to Our Advisor and Its Affiliates;

  Share Redemption Program;

  QUESTIONS AND ANSWERS ABOUT OUR OFFERING – Portfolio Performance;

  ESTIMATED USE OF PROCEEDS;

  Directors and Executive Officers;

  STOCK OWNERSHIP;

  CONFLICTS OF INTEREST;

  DESCRIPTION OF INVESTMENTS;

  Provisions of Maryland Law and Our Charter and Bylaws;

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, and;

  Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 14, 2013.

Status of Our Public Offering

On December 7, 2012 we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission (the “SEC”) to register 20,000,000 shares of our common stock at a price of $10.00 per share (subject to certain volume discounts described in the prospectus) and 1,900,000 shares of common stock to be sold pursuant to the Company’s distribution reinvestment program at a price of $9.50 per share, for aggregate gross offering proceeds of $219,000,000, pursuant to a follow-on offering to our initial public offering.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its shares of common stock as of that date.  As of November 22, 2013, we have accepted investors’ subscriptions for, and issued, 5,988,219 shares of our common stock in our initial and follow-on public offerings, resulting in gross proceeds of $58,404,051. To date we have issued approximately 266,934 shares of our common stock pursuant to our distribution reinvestment plan and 1,733,066 shares remain available for issuance under our distribution reinvestment plan.

Suitability Standards

The following disclosure for Kansas Residents set forth under “SUITABILITY STANDARDS” on page 1 of the prospectus is deleted and replaced in its entirety.

•       For Kansas Residents– It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Description of Properties and Real Estate-Related Investments to be Developed or Acquired

The following supersedes and replaces in its entirety the table set forth under “PROSPECTUS SUMMARY – Description of Properties and Real Estate-Related Investments to be Developed or Acquired” on page 10 of the prospectus.

The following table provides summary information regarding the Company’s investments as of November 1, 2013.

Name/Location	Approx. Rentable SF	Date Acquired	Property Acquisition Cost	Approx. Annualized Base Rent	Approx.% Leased
Richardson Heights Shopping Center Richardson, TX	201,433	12/28/2010	$19,150,000	$1,938,544	64%
Cooper Street Plaza Arlington, TX	127,696	05/11/2012	$10,612,500	$1,341,980	92%
Bent Tree Green Dallas, TX	139,609	10/16/2012	$12,012,500	$1,765,733	69%
Parkway Plaza I & II Dallas, TX	136,506	03/15/2013	$9,490,000	$1,291,795	60%

Distribution Policy

The following paragraph is added at the end of the section entitled “PROSPECTUS SUMMARY - Distribution Policy” beginning on page 13 of the prospectus.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.  However, we will only issue our own securities in lieu of cash dividends where the stockholder has been presented with a choice between receiving securities or cash, as with our distribution reinvestment plan.

Distributions Paid

The following supersedes and replaces in its entirety the discussion set forth under “PROSPECTUS SUMMARY - Distributions Paid” beginning on page 14 of the prospectus.

The following table summarizes the distributions we paid in cash and pursuant to our distribution reinvestment plan (DRIP) for the period from January 2011 (the month we first paid distributions) through September 30, 2013:

Period	Cash (1)	DRIP (1) (3)	Total	Net Cash Provided by (used in) Operating Activities
Period From inception to December 31, 2010(2)	$-	$-	$-	$78,404
First Quarter 2011	$20,555	$20,363	$40,918	$(80,884)
Second Quarter 2011	$44,563	$50,974	$95,537	$(64,102)
Third Quarter 2011	$69,559	$69,516	$139,075	$(51,262)
Fourth Quarter 2011	$119,000	$101,025	$220,025	$42,418
First Quarter 2012	$174,784	$149,574	$324,358	$(513,052)
Second Quarter 2012	$208,865	$194,091	$402,956	$(930,975)
Third Quarter 2012	$236,090	$246,096	$482,186	$236,470
Fourth Quarter 2012	$271,424	$278,592	$550,016	$1,374,341
First Quarter 2013	$316,478	$311,276	$627,754	$(204,928)
Second Quarter 2013	$372,901	$387,650	$760,551	$592,965
Third Quarter 2013	$441,870	$412,250	$854,120	$(103,723)
Total	$2,276,089	$2,221,407	$4,497,496	$375,672

(1)     Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid    approximately 20 days following the end of such month.

(2)     Distributions accrued for the period from December 27, 2010 through December 31, 2010 were paid on January 20, 2011, the date we first paid a distribution.

(3)     Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

For the nine months ended September 30, 2013, we paid aggregate distributions of $2,242,425.  During the same period, cash provided by operating activities was $284,314.   For the year ended December 31, 2012, we paid aggregate distributions of $1,760,594 and our net cash provided by operating activities was $166,764.  For the nine months ended September 30, 2013, approximately 13% of distributions were paid from cash provided by operating activities and the remaining 87% was paid from offering proceeds.  For the year ended December 31, 2012, approximately 9% of distributions were paid from cash provided by operating activities and the remaining approximately 91% was paid from offering proceeds.  For the period from inception to September 30, 2013, we paid aggregate distributions of $4,497,496 and net cash provided by operating activities was $375,672.  For the nine months ended September 30, 2013, for the twelve months ended December 31, 2012 and for the period from inception to September 30, 2013, our funds from operations (“FFO”) was $1,023,758, $69,452 and $719,954, respectively.

Compensation to Our Advisor and Its Affiliates

The following supersedes and replaces in its entirety the table set forth under “PROSPECTUS SUMMARY – Compensation to our Advisor and Its Affiliates” on page 21 of the prospectus.

For the period from inception (February 9, 2010) to September 30, 2013, we paid the following compensation to our advisor and its affiliates:

Type of Compensation	To Whom Paid	Compensation Paid	Payable as of 09.30.2013
Selling Commissions	Participating Broker Dealers	$ 2,585,345	$ -
Dealer Manager Fee	D.H. Hill Securities, LLLP (1)	477,721	-
Reimbursement of Organizational and Offering Expenses	Hartman Advisors/HIR Management	647,519	-
Acquisition and Advisory Fees	Hartman Advisors	1,284,626	-
Acquisition Expenses	Hartman Advisors	227,653	-
Property Management and Leasing Fees	HIR Management	1,224,304	415,228
Construction Management Fee	HIR Management	173,770	58,935
Asset Management Fee	Hartman Advisors	548,895	280,408

(1)     D.H. Hill Securities LLLP succeeded Allied Beacon Partners, Inc. as dealer manager for the offering in January 2012.

Share Redemption Program

The following is added to and replaces in its entirety the last sentence at the end of “PROSPECTUS SUMMARY – Share Redemption Program” beginning on page 22 of the prospectus.

For the nine months ended September 30, 2013 and for the year ended December 31, 2012 we received eight and four requests, respectively for share redemption pursuant to the terms of the share redemption program.  For the nine months ended September 30, 2013 we redeemed 31,568 shares at an average price of $9.33 per share.  For the year ended December 31, 2013 we redeemed 36,000 shares at $10.00 per share.  Four of the twelve redemptions completed were pursuant to the company’s share redemption program.  Eight of the twelve redemptions completed were on account of the death of the investor.  For the period from our initial offering effective date (February 9, 2009) to September 30, 2013 we have received and fulfilled 12 share redemption requests representing 67,538 of our shares of common stock.  Redemption prices paid were as set forth in the Company’s share redemption program.  The source of cash used to fund the redemption requests was subscription proceeds.  As of September 30, 2013 we have no unfulfilled redemption requests.

See “Description of Shares - Share Redemption Program” on page 113 of the prospectus for further explanation of our share redemption program.

QUESTIONS AND ANSWERS ABOUT OUR OFFERING - Portfolio Performance

The following supersedes and replaces in its entirety the discussion and table set forth under “QUESTIONS AND ANSWERS ABOUT OUR OFFERING – How has your Portfolio Performed?” beginning on page 25 of the prospectus.

The following table sets forth selected financial data for the nine months ended September 30, 2013 and for the years ended December 31, 2012 and 2011.  Certain information in the table has been derived from the Company’s audited financial statements and notes thereto.  This data should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 15, the Financial Statements and Notes thereto, appearing elsewhere in the Annual Report on Form 10-K/A for the 2012 year.  During the period from the Company’s date of inception on February 5, 2009 to December 28, 2010, the Company owned no properties, had no revenue exclusive of interest income, and was primarily engaged in offering and organizational activities.  The Company made its initial real estate related investment on December 28, 2010.  During 2011 the Company acquired additional interests in the Richardson Heights Shopping Center from Hartman XIX and, effective November 1, 2011, owned 100% of the property.  In May 2012 and October 2012, respectively, the Company acquired the Cooper Street Plaza Shopping Center and the Bent Tree Green office building.  In March 2013 the Company acquired the Parkway I & II office buildings.

	As of
Balance Sheet Data	September 30, 2013	December 31, 2012	December 31, 2011
Total real estate assets, at cost	$ 56,625,923	$ 42,316,291	$ 18,968,145
Total real estate assets , net	51,254,875	39,783,190	18,615,533
Total assets	54,596,690	44,831,501	26,455,723
Notes payable	7,100,000	15,000,000	9,575,000
Total liabilities	10,006,800	17,546,000	11,249,025
Total stockholders’ equity	44,589,890	27,285,501	15,206,698

	Nine months ended For the years ended December 31,
	2013	2012	2011
Operating Data
Total revenues	$ 5,387,809	$ 3,611,616	$ 354,048
Net loss	(1,625,153)	(2,111,037)	(520,394)
Net loss per common share – basic and diluted	(0.36)	(0.80)	(0.61)

Other Data
Cash flow provided by (used in)
Operating activities	$ 284,315	$ 166,764	$ (153,830)
Investing activities	(10,582,133)	(26,951,817)	(6,654,339)
Financing activities	11,033,682	19,406,585	13,612,008

ESTIMATED USE OF PROCEEDS

The following supersedes and replaces in its entirety the table set forth at the end of “ESTIMATED USE OF PROCEEDS” on page 58 of the prospectus.

The following table summarizes our use of offering proceeds for the period from effectiveness of the initial public offering (February 9, 2010) to September 30, 2013:

	Amount	Percentage
Gross proceeds from issuance of common stock	$ 54,185,144	100.0%

Selling commissions	(2,585,345)	4.8%
Acquisition fees paid to our advisor	(1,284,626)	2.4%
Investment in properties, net of disposition proceeds	(48,039,084)	88.7%
Cash distributions	(2,276,089)	4.1%

Directors and Executive Officers

The following supersedes and replaces in its entirety the table set forth under “MANAGEMENT – Directors and Executive Officers” on page 60 of the prospectus.

The following table sets forth certain information concerning our directors and executive officers as of November 1, 2013:

Name	Age	Position
Allen R. Hartman	61	Chairman of the Board, Chief Executive Officer, President
Louis T. Fox, III	53	Chief Financial Officer and Treasurer
Katherine N. O’Connell	48	General Counsel and Secretary
Jack I. Tompkins	66	Independent Director
Richard R. Ruskey	58	Independent Director

The following is added at the end of the “MANAGEMENT – Directors and Executive Officers” beginning on page 60 of the prospectus.

Effective November 1, 2013, Katherine N. O’Connell was appointed General Counsel for the Company.

Katherine N. O’Connell, age 48, is our General Counsel. Ms. O’Connell also serves as General Counsel for both our advisor and property manager. In this capacity, Ms. O’Connell manages our advisor’s in-house legal department and is responsible for all legal matters affecting the Hartman companies. Before joining Hartman Income REIT Management, Ms. O’Connell spent over 20 years in corporate and private practice, primarily in real estate, corporate law, bankruptcy and civil litigation including her clerkship for the Honorable Wayne R. Andersen, U.S. District Court for the Northern District of Illinois.  Ms. O’Connell served as Counsel To The Real Estate and Litigation groups at Gardner, Carton & Douglas LLP and as Senior Attorney to the Corporate/Real Estate group at BP America, Inc.  Ms. O’Connell graduated from the University of Illinois with a B.A. degree in Political Science and continued her education at the American University, Washington College of Law where she received her J.D.

We estimate that our executive officers will spend between 1/3 and 1/2 of their working time on our matters as opposed to those of other entities managed through Hartman Advisors, HIR Management or their affiliates.

STOCK OWNERSHIP

The following supersedes and replaces in its entirety the discussion set forth under “STOCK OWNERSHIP” beginning on page 78 of the prospectus.

The following table sets forth information as of November 1, 2013, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, and each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 6,255,152 shares of common stock outstanding as of September 30, 2013. The address of each beneficial owner listed below is c/o Hartman Short Term Income Properties XX, Inc., 2909 Hillcroft, Suite 420, Houston, Texas 77057.

Name of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)
	Number	Percentage
Allen R. Hartman (2)	19,000	0.3
Louis T. Fox, III	-	-
Katherine N. O’Connell	-	-
Jack I. Tompkins	9,000	*
Richard R. Ruskey	5,250	*
All Officers and Directors as a group	33,250	0.6

* Represents less than 1% of the outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options warrants and similar rights held by the respective person or group which may be exercised within 60 days following December 31, 2012. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Includes 19,000 shares owned by Hartman XX Holdings. Mr. Hartman is the sole stockholder of Hartman XX Holdings and controls the voting and disposition decisions of Hartman XX Holdings.

CONFLICTS OF INTEREST

The following supersedes and replaces in its entirety the discussion set forth under “CONFLICTS OF INTEREST” beginning on page 78 of the prospectus.

We are subject to various conflicts of interest arising out of our relationship with Hartman Advisors, our advisor, HIR Management, our property manager and their officers, some of whom serve as our executive officers and directors. These conflicts include the compensation arrangements between us and our advisor and its affiliates. Our agreements and arrangements with our advisor and its affiliates are not the result of arm’s-length negotiations. See “Management – Management Compensation.” In this section we discuss these conflicts and the corporate governance measures we have adopted to ameliorate some of the risks posed by the conflicts.

Our advisor and its officers, some of whom serve as our executive officers and directors, will try to balance our interests with their duties to other Hartman-sponsored programs. However, to the extent that they take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our shares. In addition, our directors and officers and the officers of our advisor and its affiliates may engage for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries. For a description of some of the risks related to these conflicts of interest, see “Risk Factors – Risks Related to Conflicts of Interest.”

We expect our independent directors to act on all matters in which a conflict of interest may arise. All of our directors have a fiduciary obligation to act on behalf of our stockholders.

DESCRIPTION OF INVESTMENTS

The following supersedes and replaces in its entirety the discussion set forth under “DESCRIPTION OF INVESTMENTS” beginning on page 93 of the prospectus.

As of November 1, 2013, the Company’s portfolio consists of four properties, one of which was originally acquired through a joint venture with an affiliate. The following table provides summary information regarding the Company’s investments:

Name/Location	Approx. Rentable SF	Date Acquired	Property Acquisition Cost	Approx. Annualized Base Rent	Approx.% Leased
Richardson Heights Shopping Center Richardson, TX	201,433	12/28/2010	$19,150,000	$1,938,544	64%
Cooper Street Plaza Arlington, TX	127,696	05/11/2012	$10,612,500	$1,341,980	92%
Bent Tree Green Dallas, TX	139,609	10/16/2012	$12,012,500	$1,765,733	69%
Parkway Plaza I & II Dallas, TX	136,506	03/15/2013	$9,490,000	$1,291,795	60%

Richardson Heights

On December 28, 2010, we entered into a joint venture (the “Joint Venture”) with Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”) to purchase the Richardson Heights Shopping Center (“Richardson Heights Center”) for $19.15 million on an all cash basis from an unaffiliated seller, LNR Partners, LLC.  Hartman XIX is a REIT that is managed by affiliates of our advisor and real property manager. We made an initial capital contribution to the Joint Venture of $1.915 million representing a 10% interest in the Joint Venture.  Hartman XIX made capital contributions totaling $17.235 million to the Joint Venture representing a 90% interest therein.  Between April 20, 2011 and October 31, 2011, the Company acquired Hartman XIX’s interest in the Joint Venture from Hartman XIX for $7,485,000 cash and the distribution of a note receivable in the amount of $9,750,000 to Hartman XIX.

Richardson Heights is located at 100 South Central Expressway in Richardson, Texas, a suburb of Dallas.  It contains 201,433 square feet of rentable space and is currently 64% leased by 29 tenants who occupy 128,326 square feet.  Richardson Heights was built in 1958 and was renovated in 2008.  The average rent for the occupied space is $15.11 per square foot.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of the rentable square footage as of November 1, 2013:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Iced Tea with Lemon LLC (dba Alamo Draft House)	$ 350,000	29,800	08/2013	2028
TJ Maxx	265,554	27,953	03/1988	2015

The redevelopment and construction of the space for the Alamo Draft House tenant was completed in late July 2013 and the tenant’s lease commenced effective August 1, 2013.  The Richardson Heights Center is experiencing significant interest from prospective tenants including restaurants and specialty retailers.

As of November 26, 2013 there are leases out for signature for four prospective tenants.  These new tenants would occupy approximately 16,000 square feet of currently unoccupied space and one pad site.  In addition to leases out for signature, a letter of intent is in progress to replace an existing tenant, which lease, if executed, will have no impact on occupancy but is expected to increase monthly rental revenue from the tenant space.  The following table summarizes prospective tenants described herein:

Tenant/ Prospective Tenant	Lease Commencement	Rent Commencement	Monthly Rent	Square Feet	Occupancy	Notes
KRISPY KREME	1/1/2014	4/1/2014	$7,083	PAD	0.00%	Lease out for signature
SKECHERS	1/1/2014	3/1/2014	$12,542	7,000	3.48%	LOI signed
CRUNCH FITNESS	2/1/2014	8/1/2014	$21,250	20,000	9.93%	LOI in progress
PHENIX SALON	2/1/2014	8/1/2014	$11,110	6,060	3.01%	LOI in progress
TASTY TAILS	1/1/2014	4/1/2014	$5,683	3,410	0.00%	Replacing existing tenant /LOI in progress
			$57,668	36,470	16.42%

The interval, if any, between the date of lease commencement and rent commencement is the period during which a lease concession, generally free rent, will be in effect.  While we believe the leases that are currently out for signature with the four prospective tenants are final and approved by the prospective tenants, there can be no assurance we will ultimately enter into lease agreements with such prospective tenants, as well as with the prospective tenant with whom we are negotiating or who have signed a letter of intent, on mutually acceptable terms.

Cooper Street Plaza

On May 11, 2012, the Company acquired a fee simple interest in a 127,696 square foot shopping center located in Arlington, Texas commonly known as Cooper Street Plaza through a wholly owned subsidiary, Hartman Cooper Street Plaza, LLC (“Cooper Street LLC”).  Cooper Street LLC acquired Cooper Street Plaza from Regency Centers, LP, an unrelated third party seller, for a purchase price of $10,612,500, exclusive of closing costs.

Cooper Street Plaza was constructed in 1992.  It was 92% occupied on the date of purchase.  Major tenants are Home Depot Garden Center, Office Max, K&G Men’s Store and TGI Friday’s.  As of November 1, 2013 Cooper Street Plaza is occupied by 17 tenants who occupy 117,300 square feet (92% occupancy).  The average rent for the occupied space is $11.44 per square foot plus operating expense recovery as defined in the lease agreements.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of rentable square footage of Cooper Street Plaza as of November 1, 2013:

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Home Depot Garden Center	$ 340,476	35,840	05/2002	2023
K&G Men’s Company Inc.	338,334	31,473	07/2007	2017
Office Max	150,500	21,500	11/2011	2014

Cooper Street Plaza was acquired at a very favorable price from a public REIT looking to liquidate non-core assets.  The Office Max tenant’s current lease expires at the end of October 2014.  Office Max has expressed interest in a three year renewal.  The citizens of Arlington, Texas, where Cooper Street Plaza is located, recently voted to permit the sale of alcoholic beverages within its city limits.  We have a letter of intent with a prospective tenant, the Liquor Depot, to lease approximately 7,100 square feet of Cooper Street Plaza subject to the effective date of the new law.  The following table summarizes prospective tenants described herein:

Tenant/ Prospective Tenant	Lease Commencement	Rent Commencement	Monthly Rent	Square Feet	Occupancy	Notes
ELEVATION HEALTH	1/1/2014	3/1/2014	$2,667	2,000	1.57%	Lease signed
LIQUOR DEPOT	3/1/2014	8/1/2014	$5,917	7,100	5.56%	Subject to effectiveness of new law
			$8,584	9,100	7.13%

The interval, if any, between the date of lease commencement and rent commencement is the period during which a lease concession, generally free rent, will be in effect.  There can be no assurance that Office Max will ultimately enter into a renewal of its leases or that we will be able to enter into a lease agreement with Liquor Depot on mutually acceptable terms.

Bent Tree Green

On October 16, 2012, we acquired a fee simple interest in a 139,609 square foot office building located in Dallas, Texas commonly known as Bent Tree Green through Hartman Bent Tree Green, LLC (“Bent Tree LLC”), a wholly owned subsidiary of the Company.  Bent Tree LLC acquired Bent Tree Green from Behringer Harvard Bent Tree, LP, an unrelated third party seller, for a purchase price of $12,012,500, exclusive of closing costs.

Bent Tree Green was constructed in 1983.  It was 63% occupied on the date of purchase. Major tenants are Behringer Harvard, Dental One, Inc., Scott & Reid General Contractors, Inc., and Purdy-McGuire, Inc.  As of November 1, 2013 Bent Tree Green is occupied by 15 tenants who occupy 95,734 square feet (69% occupancy).  The average rent for the occupied space is $18.44 per square foot plus certain operating expense recovery as defined in the lease agreements.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of rentable square footage of Bent Tree Green as of November 1, 2013.

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Purdy-McGuire, Inc.	$ 380,285	18,327	10/2008	2019
Dental One Inc.	285,686	15,428	02/2009	2016
Behringer Harvard REIT I, Inc.	253,365	14,478	12/2011	2017
Scott & Reid General Contractors Inc.	200,876	11,645	09/2011	2019

The previous owner of Bent Tree Green invested approximately $1.5 million in recent years on common area and exterior renovation of the property.  Three existing tenants have, or are in the process of, expanding their space in the property.  The following table summarizes prospective tenants and expansions for existing tenants described herein:

Tenant/ Prospective Tenant	Lease Commencement	Rent Commencement	Monthly Rent	Square Feet	Occupancy	Notes
TRI GLOBAL EXPANSION	1/1/2014	7/1/2014	$29,143	7,108	5.09%	Lease in negotiation
LALLOON MARKETING	1/1/2014	1/1/2014	$5,419	4,264	3.05%	Lease signed
BARKER VIGATTO EXPANSION	12/1/2013	5/1/2014	$1,058	686	0.49%	Lease signed
The SCHUL GROUP EXPANSION	1/1/2014	6/1/2014	$4,831	1,186	0.85%	Lease signed
VACO DALLAS	12/1/2013	12/1/2013	$2,415	1,558	1.12%	Lease signed
			$42,866	14,802	10.60%

The interval, if any, between the date of lease commencement and rent commencement is the period during which a lease concession, generally free rent, will be in effect.  While we believe the expansion lease with Tri-Global to be substantially complete and acceptable to this existing tenant, there can be no assurance we will ultimately enter into a lease agreement with mutually acceptable terms.

Parkway Plaza

On March 15, 2013, we acquired a fee simple interest in two office buildings comprising approximately 136,506 square feet located in Dallas, Texas commonly known as Parkway I & II (the “Parkway Property”) through Hartman Parkway, LLC (“Parkway LLC”), a wholly owned subsidiary of the Company.  Parkway LLC acquired the property from Merit 99 Office Portfolio, LP, an unrelated third party seller, for a purchase price of $9,490,000, exclusive of closing costs.

The Parkway Property was constructed in 1980.  The Parkway Property is 68% occupied.  Major tenants are Gerdes Henrichson, Ltd. LLP, JP Morgan Chase Bank, RTW Financial Advisors, Inc., McCue Pauley & Associates, P.C., and O’Boyle Properties, Inc.  As of November 1, 2013 the Parkway Property is occupied by 28 tenants who occupy 82,151 square feet (60% occupancy).  The average rent for the occupied space is $15.72 per square foot plus certain operating expense recovery as defined in the lease agreements.

Significant Tenants

The following table sets forth information about the tenants occupying 10% or more of rentable square footage of Parkway I & II as of September 30, 2013.

Tenant Name	Base Rent	Rentable SF	Initial Lease Date	Year Expiring
Gerdes Henrichson, Ltd. LLP	$ 304,097	19,572	01/2013	2014

Parkway I & II was acquired from an operator that has under-operated and under-invested in the property for years.  The common areas and exterior of the property have now been renovated under our ownership and operation of the property.  Instabilities in the tenant base are being addressed.  With numerous vacancies recently reconditioned for immediate occupancy, we expect strong leasing activity in 2014.  The following table summarizes prospective tenants and expansions described herein:

Tenant/ Prospective Tenant	Lease Commencement	Rent Commencement	Monthly Rent	Square Feet	Occupancy	Notes
EVENTS AND ADVENTURES	1/1/2014	3/1/2014	$2,432	1,717	1.26%	LOI under negotiation

There can be no assurance we will ultimately enter into a lease agreement with the prospective tenant with mutually acceptable terms.

Provisions of Maryland Law and of Our Charter and Bylaws

The following disclosure set forth under “DESCRIPTION OF SHARES – Tender Offers” on page 119 of the prospectus is hereby deleted in its entirety.

~~Tender Offers by Stockholders~~

~~Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering stockholder must provide our company notice of such tender offer at least ten business days before initiating the tender offer. If the offering stockholder does not comply with the provisions set forth above, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the non-complying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance.~~

LEGAL MATTERS

The following supersedes and replaces in its entirety the discussion under “EXPERTS” on page 131 of the prospectus.

Irvine Venture Law Firm, LLP, Irvine, California, has passed upon the legality of the common stock. The Irvine Venture Law Firm has also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes. The Irvine Venture Law Firm also provides legal services to HIREIT, HIR Management, and our advisor, as well as other affiliates of our advisor, and may continue to do so in the future. Lowndes Drosdick, Doster, Kantor & Reed, P.A., and Katherine N. O’Connell, our general counsel, each act, and may in the future act, as counsel to us, as well as to our advisor, HIR Management, and their affiliates in connection with the offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following supersedes and replaces in its entirety the discussion under “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 131 of the prospectus.

We have elected to “incorporate by reference” certain information into the prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus, except for information incorporated by reference that is superseded by information contained in the prospectus. You can access documents that are incorporated by reference into the prospectus at our website at www.hartmaninvestment.com. There is additional information about us and our advisor and its affiliates at the website, but unless specifically incorporated by reference herein as described in the paragraphs below, the contents of that site are not incorporated by reference in or otherwise a part of the prospectus. The following documents filed with the SEC are incorporated by reference in the prospectus (Commission File No. 333-154750), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K filed with the SEC on April 1, 2013;
•

Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2012, August 15, 2012 November 15, 2012, May 15, 2013, August 14, 2013;

[Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 10, 2013;]

•

Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 3, 2012, February 1, 2012. March 22, 2012, April 25, 2012, May 8, 2012, May 18, 2012, October 9, 2012, October 19, 2012, February 4, 2013, February 19, 2013, February 25, 2013, March 5, 2013, March 21, 2013, May 31, 2013, August 27, 2013 and October 24, 2013.

ADDITIONAL INFORMATION

Quarterly Report for the Quarterly Period Ended September 30, 2013

On November 14, 2013, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, a copy of which is attached to this Supplement No. 2 as Exhibit A (without exhibits).

Exhibit A

QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM 10-Q

____________

☒Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2013

 ☐ Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-53912

__________

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	26-3455189
(State of Organization)	(I.R.S. Employer Identification Number)
2909 Hillcroft, Suite 420 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

_______________

(713) 467-2222
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐     Accelerated filer ☐          Non-accelerated filer (Do not check if a smaller reporting company) ☐                         Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of November 8, 2013 there were 5,972,752 shares of the Registrant’s common shares issued and outstanding, 19,000 of which were held by an affiliate of the Registrant.

Hartman Short Term Income Properties XX, Inc. and Subsidiaries

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Real estate assets, at cost:
Property	$ 56,625,923	$ 42,316,291
Accumulated depreciation and amortization	(5,371,048)	(2,533,101)
Real estate assets, net	51,254,875	39,783,190

Cash and cash equivalents	797,758	61,894
Accrued rent and accounts receivable, net	878,310	176,159
Deferred loan and leasing commission costs, net	1,015,400	902,038
Goodwill	249,686	249,686
Prepaid expenses and other assets	400,661	404,863
Real estate assets held for disposition	-	3,253,671
Total assets	$ 54,596,690	$ 44,831,501

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Note payable	$ 7,100,000	$ 15,000,000
Accounts payable and accrued expenses	2,467,639	1,588,746
Due to related parties	122,170	664,911
Tenants' security deposits	316,991	292,343
Total liabilities	10,006,800	17,546,000

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 200,000,000 convertible, non-voting shares authorized, 1,000 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1	1
Common stock, $0.001 par value, 750,000,000 authorized, 5,542,227 shares and 3,538,682 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	5,818	3,538
Additional paid-in capital	54,244,145	32,957,063
Accumulated distributions and net loss	(9,660,074)	(5,675,101)
Total stockholders' equity	44,589,890	27,285,501
Total liabilities and total stockholders' equity	$ 54,596,690	$ 44,831,501

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Rental revenues	$ 1,552,676	$ 717,323	$ 4,408,093	$ 1,760,880
Tenant reimbursements and other revenues	563,508	317,496	979,716	600,556
Total revenues	2,116,184	1,034,819	5,387,809	2,361,436

Expenses
Property operating expenses	537,110	149,812	1,382,579	345,013
Asset management and acquisition fees	96,122	55,805	430,408	497,574
Organization and offering costs	210,705	4,924	445,871	90,713
Real estate taxes and insurance	286,867	206,610	949,760	531,345
Depreciation and amortization	1,057,832	494,177	2,837,947	1,398,309
General and administrative	130,550	43,050	493,692	221,836
Interest expense	192,787	146,434	661,741	522,474
Total expenses	2,511,973	1,100,812	7,201,998	3,607,264
Loss from continuing operations	(395,789)	(65,993)	(1,814,189)	(1,245,828)
Income from discontinued operations	-	19,510	189,036	19,510
Net loss	$ (395,789)	$ (46,483)	$ (1,625,153)	$ (1,226,318)
Basic and diluted loss per common share:
Loss attributable to common stockholders	$ (0.07)	$ (0.02)	$ (0.36)	$ (0.50)
Weighted average number of common shares outstanding, basic and diluted	5,342,710	2,863,779	4,549,526	2,429,485

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Preferred Stock		Common Stock			Accumulated
					Additional Paid-In	Distributions
	Shares	Amount	Shares	Amount	Capital	and Net Loss	Total
Balance, December 31, 2012	1,000	$1	3,538,682	$3,538	$32,957,063	($5,675,101)	$27,285,501
Issuance of common shares (cash investment)	-	-	2,153,537	2,154	20,665,315	-	20,667,469
Issuance of common shares (non-cash)	-	-	125,716	126	1,198,550	-	1,198,676
Selling commissions	-	-	-	-	(576,783)	-	(576,783)
Dividends and distributions (stock)	-	-	-	-	-	(1,153,864)	(1,153,864)
Dividends and distributions (cash)	-	-	-	-	-	(1,205,956)	(1,205,956)
Net loss	-	-	-	-	-	(1,625,153)	(1,625,153)
Balance, September 30, 2013	1,000	$1	5,542,227	$5,818	$54,244,145	($9,660,074)	$44,589,890

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net Loss	$ (1,625,153)	$ (1,226,318)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock based compensation	72,500	45,000
Depreciation and amortization	2,837,947	1,398,309
Deferred loan cost and leasing commission costs amortization	111,870	121,986
Bad debt provision	97,374	46,903
Changes in operating assets and liabilities:
Accrued rent and accounts receivable	(321,830)	(305,752)
Deferred leasing commission costs	(177,080)	(636,439)
Prepaid expenses and other assets	(345,798)	(388,452)
Subscription proceeds receivable	-	(46,025)
Accounts payable and accrued expenses	152,578	273,176
Due to related parties	(542,741)	(341,522)
Tenants' security deposit	24,648	62,226
Net cash provided by (used in) operating activities	284,315	(996,908)

Cash flows from investing activities:
Acquisition deposit	350,000	-
Additions to real estate	(14,185,804)	(10,960,713)
Investment - Haute Harwin note	-	(3,215,237)
Disposition of Haute Harwin property	3,253,671	-
Net cash used in investing activities	(10,582,133)	(14,175,950)

Cash flows from financing activities:
Dividend distributions paid in cash	(1,131,249)	(619,739)
Payment of selling commissions	(576,783)	(751,806)
Borrowings net of repayment under insurance premium finance note	22,397	7,041
Repayments on notes payable	-	(9,575,000)
Proceeds from revolving credit borrowings, net of repayments	(7,948,152)	7,189,331
Proceeds from issuance of common stock	20,667,469	11,744,725
Net cash provided by financing activities	11,033,682	7,994,552

Net change in cash and cash equivalents	735,864	(7,178,306)
Cash and cash equivalents at the beginning of period	61,894	7,440,362
Cash and cash equivalents at the end of period	$ 797,758	$ 262,056

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock from dividend reinvestment plan	$ 1,111,176	$ 589,760
Cash paid for interest	$ 586,571	$ 374,581

The accompanying notes are an integral part of these consolidated financial statements.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Organization and Business

Hartman Short Term Income Properties XX, Inc. (the “Company”), is a Maryland corporation formed on February 5, 2009.  The Company elected to be treated as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2011.  Effective July 16, 2013, the Company is offering 20,000,000 shares to the public in its follow-on offering (exclusive of 1,900,000 shares available pursuant to the Company’s dividend reinvestment plan) at a price of $10.00 per share. The Company was originally a majority owned subsidiary of Hartman XX Holdings, Inc.  Hartman XX Holdings, Inc. is a Texas corporation wholly owned by Allen R. Hartman.  The Company sold 19,000 shares to Hartman XX Holdings, Inc. at a price of $10.00 per share.  The Company has also issued 1,000 shares of convertible preferred shares to its advisor, Hartman Advisors LLC at a price of $10.00 per share.  Hartman Advisors LLC (the “Advisor”) is the Company’s advisor. The Advisor is owned 70% by Allen R. Hartman and 30% by Hartman Income REIT Management, Inc.

As of September 30, 2013, the Company had accepted investor’s subscriptions for, and issued, 5,542,227 shares of the Company’s common stock in its initial public offering, resulting in gross proceeds to the Company of $54,185,144.

On December 7, 2012, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) to register a follow-on public offering of up to 21,900,000 shares of the Company’s common stock.  In the follow-on offering, the Company is offering up to 20,000,000 shares of the Company’s common stock to the public and up to 1,900,000 shares of the Company’s common stock pursuant to the distribution reinvestment plan (the “DRIP”).  The offering price for shares to be offered to the public in the follow-on offering will be determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public in the follow-on offering from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.  On April 25, 2013, the Company stopped accepting subscriptions for the sale of its common stock pursuant to its initial public offering due to the fact the Company’s offering prospectus was no longer deemed effective under the Securities Act of 1933.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date.

The management of the Company is through the Advisor.  Management of the Company’s properties is through Hartman Income REIT Management, Inc. (“HIR Management” or the “Property Manager”). D.H. Hill Securities LLLP (the “Dealer Manager”) serves as the dealer manager of the Company’s public offering. These parties receive compensation and fees for services related to the offering and for the investment and management of the Company’s assets. These parties will receive fees during the offering, acquisition, operational and liquidation stages.

       As of September 30, 2013 we owned 4 commercial properties located in Richardson, Arlington, and Dallas, Texas comprising approximately 605,000 square feet plus 3 pad sites.  As of September 30, 2012 we owned 3 commercial properties located in Richardson, Arlington and Houston, Texas comprising approximately 367,000 square feet plus 3 pad sites.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements as of September 30, 2013 and 2012 and for the three and nine months ended September 30, 2013 and 2012, have been prepared by us in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-K. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.  The results of the three and nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013.

The consolidated financial statements herein are condensed and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2012.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

        These unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Hartman Richardson Heights Properties, LLC for the nine months ended September 30, 2013 and 2012; Hartman Cooper Street Plaza, LLC for the nine months ended September 30, 2013 and for the period from May 11, 2012 to September 30, 2012; Hartman Haute Harwin, LLC for the period from January 1, 2013 to March 28, 2013, the date this subsidiary’s property was sold to an affiliate and for the period from August 7, 2012 to September 30, 2012; Hartman Bent Tree, LLC for the nine months ended September 30, 2013; and Hartman Parkway LLC for the period from March 15, 2013, the date this subsidiary acquired the Parkway Property, to September 30, 2013.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  Cash and cash equivalents at September 30, 2013 and December 31, 2012 consisted of demand deposits at commercial banks.

Financial Instruments

       The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, accrued rent and accounts receivable, accounts payable and accrued expenses and due to related parties.  The Company considers the carrying value to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization.  Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its note payable approximates fair value.

Revenue Recognition

Our leases are accounted for as operating leases.  Certain leases provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases.  Revenue is recognized on a straight-line basis over the terms of the individual leases.  Revenue recognition under a lease begins when the tenant takes possession of or controls the physical use of the leased space.  When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Accrued rents are included in accrued rent and accounts receivable, net.  In accordance with ASC 605-10-S99, Revenue Recognition, the Company will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants are included in tenant reimbursement and other revenues in the period the related costs are incurred.

Real Estate

Allocation of Purchase Price of Acquired Assets

       Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and buildings, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and leasehold improvements and value of tenant relationships, based in each case on their fair values. The Company utilizes internal valuation methods to determine the fair values of the tangible assets of an acquired property (which includes land and buildings).

The fair values of above-market and below-market in-place lease values, including below-market renewal options for which renewal has been determined to be reasonably assured, are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) an estimate of fair market lease rates for the corresponding in-place leases and below-market renewal options, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

term of the lease. The above-market and below-market lease and renewal option values are capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining expected terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs are included in intangible lease assets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles are included in real estate assets in the consolidated balance sheets and are being amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the purchase price allocations, which could impact the amount of the Company’s reported net loss.

Depreciation and amortization

       Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 39 years for buildings and improvements.  Tenant improvements are depreciated using the straight-line method over the lesser of the life of the improvement or the remaining term of the lease. In-place leases are amortized using the straight-line method over the weighted years calculated on terms of all of the leases in-place when acquired.

Impairment

       We review our real estate assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations.  We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the estimated residual value of the property, with the carrying cost of the property.  If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the property exceeds its fair value.  Management has determined that there has been no impairment in the carrying value of our real estate assets as of September 30, 2013.

Projections of expected future cash flows require management to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to release the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Accrued Rent and Accounts Receivable

       Included in accrued rent and accounts receivable are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.  For the three months ended September 30, 2013 and 2012, we recorded bad debt expense in the amount of $34,013 and $21,233, respectively.   For the nine months ended September 30, 2013 and 2012, we recorded bad debt expense in the amount of $97,374 and $46,903, respectively. It is related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of each tenant’s credit-worthiness.  Bad debt expenses and any related recoveries are included in property operating expenses in the accompanying consolidated statements of operations.

Deferred Leasing Commissions and Loan Costs

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

       Leasing commissions are amortized using the straight-line method over the term of the related lease agreements.  Loan costs are amortized using the straight-line method over the terms of the loans, which approximates the interest method.

Goodwill

       Generally accepted accounting principles in the United States require the Company to test goodwill for impairment at least annually or more frequently whenever events or circumstances occur indicating goodwill might be impaired.  The Company has the option to perform a qualitative assessment to determine if it is more likely than not that the fair value is less than the carrying amount.  If the qualitative assessment determines that it is more likely than not that the fair value is less than the carrying amount, or if the Company elects to bypass the qualitative assessment, the Company performs a two-step impairment test.  In the first step, management compares its net book value of the Company to the carrying amount of goodwill at the balance sheet date. In the event net book value of the Company is less than the carrying amount of goodwill, the Company proceeds to step two and assesses the need to record an impairment charge. No goodwill impairment has been recognized in the accompanying consolidated financial statements.

Organization and Offering Costs

The Company has incurred certain expenses in connection with organizing the company. These costs principally relate to professional and filing fees. For the three months ended September 30, 2013 and 2012, such costs totaled $210,705 and $4,924, respectively. For nine months ended September 30, 2013 and 2012, such costs totaled $445,871 and $90,713.

Organization and offering costs will be reimbursed by the Advisor as set forth in the “Costs of Formation and Fees to Related Parties” section of the prospectus, to the extent that organization and offering costs ultimately exceed 1.5% of gross offering proceeds.  As of September 30, 2013, the excess of offering and organizational expense incurred in excess of 1.5% of gross offering proceeds is $254,787.  No demand has been made of the Advisor for reimbursement as of September 30, 2013 and no receivable has been recorded with respect to the excess costs as of that date.  The Company expects the excess cost to diminish as additional offering proceeds are received. Selling commissions in connection with the offering are recorded and charged to additional paid-in capital.

Stock-Based Compensation

The Company follows ASC 718, Compensation- Stock Compensation (ASC 718) with regard to issuance of stock in payment of services.  ASC 718 requires that compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements.  The compensation cost is measured based on the fair value of the equity or liability instruments issued.

       Stock-based compensation expense is included in general and administrative expense in the accompanying consolidated statements of operations.

Advertising

       The Company expenses advertising costs as incurred and such costs are included in general and administrative expenses in the accompanying consolidated statements of operations.  Advertising costs totaled $275 and $3,179 for the three months ended September 30, 2013 and 2012, and $3,891 and $3,424 for the nine months ended September 30, 2013 and 2012, respectively.

Income Taxes

We have elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, beginning with our taxable year ended December 31, 2011. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP).  As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions.  Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders.  However, the Company believes that it is organized and will operate in such a manner as to qualify for treatment as a REIT.

For the three months ended September 30, 2013 and 2012, the Company incurred a net loss of $395,789 and $46,483, respectively. For the nine months ended September 30, 2013 and 2012, the Company incurred a net loss of $1,625,153 and $1,226,318, respectively.    The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the accompanying consolidated financial statements.

The Company is required to recognize in its consolidated financial statements the financial effects of a tax position only if it is determined that it is more likely than not that the tax position will not be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  Management has reviewed the Company’s tax positions and is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination.  Accordingly, the Company has not recognized a liability related to uncertain tax positions.

 Loss Per Share

The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities.  The Company’s potentially dilutive securities include preferred shares that are convertible into the Company’s common stock.  As of September 30, 2013 and 2012, there were no shares issuable in connection with these potentially dilutive securities.  These potentially dilutive securities were excluded from the computations of diluted net loss per share for the three months ended September 30, 2013 and 2012 because no shares are issuable and inclusion of such potentially dilutive securities would have been anti-dilutive.

Concentration of Risk

       Substantially all of our revenues are derived from two retail and two office properties located in the Dallas, Texas metropolitan area.  We maintain cash accounts in two U.S. financial institutions.  The terms of these deposits are on demand to minimize risk.  The balances of these accounts may exceed the federally insured limits.  No losses have been incurred in connection with these deposits nor are any expected.

Note 3 — Real Estate

       Real estate assets consisted of the following:

	September 30, 2013	December 31, 2012
Land	$12,816,250	$10,443,750
Buildings and improvements	33,053,190	23,468,037
In-place lease value intangible	10,756,483	8,404,504
	56,625,923	42,316,291
Less accumulated depreciation and amortization	(5,371,048)	(2,533,101)
Total real estate assets	$51,254,875	$39,783,190

       Depreciation expense for the three months ended September 30, 2013 and 2012 was $383,916 and $145,367, respectively. Depreciation expense for the nine months ended September 30, 2013 and 2012 was $947,831 and $412,249, respectively.  Amortization expense of in-place lease value intangible was $673,916 and $348,810 for the three months ended September 30, 2013 and 2012, respectively, and $1,890,116 and $986,060 for the nine months ended September 30, 2013 and 2012, respectively.

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(Unaudited)

       Acquisition fees paid to Advisor were $0 and $0 for the three months ended September 30, 2013 and 2012, $156,870 and $353,342 for the nine months ended September 30, 2013 and 2012 respectively.   Asset management fees paid to Advisor were $96,122 and $55,805 for the three months ended September 30, 2013 and 2012 respectively.  Asset management fees paid to Advisor were $273,538 and $144,232 for the nine months ended September 30, 2013 and 2012 respectively.  Asset management and acquisition fees are captioned as such in the accompanying consolidated statements of operations for the three months ended September 30, 2013 and 2012, and the nine months ended September 30, 2013 and 2012, respectively.

On March 15, 2013, the Company acquired two office buildings comprising approximately 136,506 square feet located in Dallas, Texas commonly known as Parkway I & II (the “Parkway Property”) through Hartman Parkway, LLC (“Parkway LLC”), a wholly owned subsidiary of the Company.  Parkway LLC acquired the Parkway Property for $9,490,000, exclusive of closing costs.  The Parkway Property was 68% occupied at the acquisition date.  An acquisition fee of $237,250 was earned by the Advisor in connection with the purchase of the Parkway Property.

The following table summarizes the fair values of the Parkway Property assets acquired and liabilities assumed based upon our initial purchase price allocation as of the acquisition date:

Assets acquired:
Real estate assets	$9,490,000
Total assets acquired	9,490,000

Liabilities assumed:
Accounts payable and accrued expenses	32,034
Tenants’ security deposits	49,768
Total liabilities assumed	81,802

Fair value of net assets acquired	$9,408,198

The initial purchase price allocation is subject to change as the Company receives all information necessary to finalize its purchase price allocation as provided by ASC 805, Business Combinations.

We identify and record the value of acquired lease intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below-market leases. Acquired lease intangibles are amortized over the leases' remaining terms.  With respect to all properties owned by the Company, we consider all of the in-place leases to be market rate leases.

The amount of total in-place lease intangible asset and the respective accumulated amortization are as follows:

	September 30, 2013	December 31, 2012
In-place lease value intangible	$10,756,483	$8,404,504
In-place leases – accumulated amortization	(3,579,318)	(1,689,202)
Acquired lease intangible assets, net	$7,177,165	$6,715,302

      In addition to the Parkway Property acquisition, the Company invested $844,221 and $340,726 in building and tenant improvements for the three months ended September 30, 2013 and 2012; and $4,819,634 and $349,810 for the nine months ended September 30, 2013 and 2012, respectively.  Tenant improvements attributable to the Alamo Draft House tenant at the Richardson Heights Property were $661,506 and $4,215,659 for the three and nine months ended September 30, 2013, and $601,827 and $608,327 for the three and nine months ended September 30, 2012. The lease agreement for the Alamo Draft House limits the Company’s total cost of related improvements to $4.8 million. Total expenditures in excess of this amount will be reimbursed by the tenant.

Richardson Heights – Alamo Draft House Lease

On September 26, 2012, the Company, through its wholly owned subsidiary, Hartman Richardson Heights Properties LLC (“HRHP LLC”), entered in to a lease agreement with the exclusive Alamo Draft House franchisee for the Dallas/Fort Worth area.  Alamo Draft House is a specialized movie theater concept which combines showings of new release and classic films with dining

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

and other entertainment.  The lease agreement has a 15 year term and a total lease value of $9.45 million.  The building and tenant improvement cost for the Alamo Draft House lease is estimated to be approximately $4.8 million.  The City of Richardson, Texas and HRHP LLC have entered into an economic development incentive agreement.  Under the terms of the incentive agreement, the City of Richardson will provide annual grants to be paid to HRHP LLC in equal installments over a five year period of up to $1.5 million and sales tax grants to be paid annually over the first 10 years of the tenant lease.  As of September 30, 2013, the Company has incurred approximately $4.8 million of the estimated total building and tenant improvement cost. The Company has substantiated its cost burden under the development incentive agreement. On September 30, 2013 the Company received the first annual grant installment of $300,000, which is included in tenant reimbursements and other revenues on the consolidated statements of operations.

Payments received by the Company in the form of annual grants and annual sales tax grants are subject to refund or adjustment during the term of the economic development incentive agreement.  In general the incentive agreement provides that the Company must continue to be in good standing with respect to the terms and conditions of the agreement and that the Alamo Draft House lessee must continue as a tenant of the Richardson Heights Property during the term of its lease agreement.  As of September 30, 2013, no uncured breach or default exists under the terms of the incentive agreement and the Company has no liability or other obligation to repay any grants received under the agreement.

Note 4 — Accrued Rent and Accounts Receivable, net

Accrued rent and accounts receivable, net, consisted of the following:

	September 30, 2013	December 31, 2012
Tenant receivables	$781,146	$257,665
Accrued rent	357,840	81,796
Allowance for doubtful accounts	(260,676)	(163,302)
Accrued rent and accounts receivable, net	$878,310	$176,159

Note 5 — Deferred Loan and Leasing Commission Costs, net

Costs which have been deferred consist of the following:

	September 30, 2013	December 31, 2012
Deferred loan and leasing commission costs	$1,313,657	$1,088,425
Less: accumulated amortization	(298,257)	(186,387)
Total cost, net of accumulated amortization	$1,015,400	$902,038

Note 6 — Note Payable

The Company is a party to a $30.0 million revolving credit agreement (the “Credit Facility”) with a bank.  The borrowing base of the Credit Facility may be adjusted from time to time subject to the lenders underwriting with respect to real property collateral.  In connection with the acquisition of the Parkway Property, the borrowing base of the Credit Facility was increased from $20.0 million to $22.5 million.  The current borrowing base includes a $2.0 million restricted borrowing base to provide construction funding, if required, in connection with substantial building and tenant improvements being undertaken in connection with the Alamo Draft House lease at the Richardson Heights Property.  The note bears interest at the lesser of 5.0% per annum or the bank’s prime rate plus 1% per annum.  The interest rate was 5.0% per annum as of September 30, 2013.  Effective October 15, 2013 the bank agreed to reduce the interest rate to 4.5% per annum.  Payment of interest only is due monthly.  The loan matures on May 9, 2015.  The outstanding balance under the Credit Facility was $7.1 million and $15.0 million as of September 30, 2013 and December 31, 2012, respectively.  As of September 30, 2013 the amount available to be borrowed is $13.4 million, exclusive of the $2.0 million restricted borrowing base.  The loan is subject to customary covenants.

Note 7 — Loss Per Share

       Basic loss per share is computed using net loss to common stockholders and the weighted average number of common shares outstanding.  Diluted earnings per share reflect common shares issuable from the assumed conversion of convertible preferred

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

stock into common shares. Only those items that have a dilutive impact on basic earnings per share are included in the diluted earnings per share.

	Three months ended September,		Nine months ended September,
	2013	2012	2013	2012
Numerator:
Net loss attributable to common stockholders	$(395,789)	$(46,483)	$(1,625,153)	$(1,226,318)
Denominator:
Basic and diluted weighted average shares outstanding	5,342,710	2,863,779	4,549,526	2,429,485

Basic and diluted loss per common share:
Net loss attributable to common stockholders	$(0.07)	$(0.02)	$(0.36)	$(0.50)

Note 8 — Income Taxes

       Federal income taxes are not provided for because we qualify as a REIT under the provisions of the Internal Revenue Code and because we have distributed and intend to continue to distribute all of our taxable income to our stockholders. Our stockholders include their proportionate taxable income in their individual tax returns. As a REIT, we must distribute at least 90% of our real estate investment trust taxable income to our stockholders and meet certain income sources and investment restriction requirements. In addition, REITs are subject to a number of organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Taxable income (loss) differs from net income (loss) for financial reporting purposes principally due to differences in the timing of recognition of interest, real estate taxes, depreciation and rental revenue.

Note 9 — Related Party Transactions

Hartman Advisors LLC (the “Advisor”), is a Texas limited liability company owned 70% by Allen R. Hartman individually and 30% by the Property Manager.  The Advisor is a wholly owned subsidiary of Hartman Income REIT Management, LLC, which is wholly owned by Hartman Income REIT, of which Allen R. Hartman is the Chief Executive Officer and Chairman of the Board of Directors.

       As of September 30, 2013 and December 31, 2012, respectively, the Company had a balance due (from) to an affiliated entity, the Property Manager, of $(415,933) and $188,660.

The Company owed the Advisor $392,381 and $111,973 for acquisition and asset management fees as of September 30, 2013 and December 31, 2012, respectively.  In connection with the disposition of the Harwin Property to Hartman XIX, Advisor is refunding the acquisition fee previously paid in connection with that acquisition.  Asset management fees are monthly fees equal to one-twelfth of 0.75% of the sum of the higher of the cost or value of each asset.

Effective March 28, 2013 the Company disposed of the Harwin Property for $3.4 million.  The Company recognized income from discontinued operations of the Harwin Property of $14,993 and a gain on sale of discontinued operations of $174,043.

The Company owed $159,064 and $364,278 to Hartman XIX as of September 30, 2013 and December 31, 2012, respectively.  The balance due to Hartman XIX represents undistributed funds from operations due to Hartman XIX with respect to its former ownership interest in the Richardson Heights Property joint venture and Harwin property sold to XIX. The Company was owed $(13,342) and $0 by Weslayan, an affiliate property, as of September 30, 2013 and December 31, 2012, respectively.

Note 10 – Stockholders’ Equity

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Common Stock

       Shares of common stock entitle the holders to one vote per share on all matters which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Company’s board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law.  The common stock has no preferences or preemptive, conversion or exchange rights.

       Under our articles of incorporation, we have authority to issue 750,000,000 common shares of beneficial interest, $0.001 par value per share, and 200,000,000 preferred shares of beneficial interest, $0.001 par value per share.

       As of September 30, 2013, the Company has accepted investors’ subscriptions for and issued 5,542,227 shares of the Company’s common stock in its public offering, resulting in gross proceeds to the Company of $54,185,144.

Preferred Stock

       Under our articles of incorporation the Company’s board of directors has the authority to issue one or more classes or series of preferred stock, and prior to the issuance of such stock, the board of directors shall have the power to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares.  As of September 30, 2013 and December 31, 2012, respectively, we have issued 1,000 shares of convertible preferred shares to Hartman Advisors LLC at a price of $10.00 per share.

Common Stock Issuable Upon Conversion of Convertible Preferred Stock - The convertible preferred stock will convert to shares of common stock if (1) the Company has made total distributions on then outstanding shares of the Company’s common stock equal to the issue price of those shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares, (2) the Company lists its common stock for trading on a national securities exchange if the sum of prior distributions on then outstanding shares of our common stock plus the aggregate market value of our common  stock  (based on the  30-day  average  closing   price) meets  the  same  6%  performance  threshold,  or  (3)  the Company’s advisory agreement with Hartman Advisors, LLC expires without renewal or is terminated (other than because of a material breach by our advisor), and at the time of such expiration or termination the Company is deemed to have met the foregoing 6% performance threshold based on the Company’s enterprise value and prior distributions and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions. In general, the convertible stock will convert into shares of common stock with a value equal to 15% of the excess of the Company’s enterprise value plus the aggregate value of distributions paid to date on then outstanding shares of common stock over the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares. With respect to conversion in connection with the termination of the advisory agreement, this calculation is made at the time of termination even though the actual conversion may occur later, or not at all.

Stock-Based Compensation

       We award vested restricted common shares to non-employee directors as compensation in part for their service as members of the board of directors of the Company.  These shares are fully vested when granted.  These shares may not be sold while an independent director is serving on the board of directors.  For the three and nine months ended September 30, 2013 and 2012, respectively, the Company granted 1,500 and 1,500 shares and 5,250 and 2,500 shares, respectively, of restricted common stock to independent directors as compensation for services.  We recognized $15,000 and $15,000 and $52,500 and $25,000 as stock-based compensation expense for the three and nine months ended September 30, 2013 and 2012, respectively, based upon the estimated fair value per share.  The Compensation Committee of the Board of Directors approved awards of 1,000 shares of restricted common stock issued to each of two executives of Hartman Income REIT Management, the property manager for the Company. We recognized share based compensation expense of $20,000 and $20,000 with respect to these awards based on the amount offering price of $10 per share for the nine months ended September 30, 2013 and 2012, respectively.  Stock-based compensation expense is included in general and administrative expenses in the accompanying consolidated statements of operations.

Distributions

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table reflects the total cash distributions we have paid, including the total amount paid and amount paid per common share, in each indicated quarter:

Quarter paid	Distributions per Common Share	Total Amount Paid
2013
3rd Quarter	$0.175	$854,120
2nd Quarter	0.175	760,551
1st Quarter	0.175	627,754
Total	$0.525	$2,242,425

2012
4th Quarter	$0.175	$551,094
3rd Quarter	0.175	487,744
2nd Quarter	0.175	399,316
1st Quarter	0.175	322,440
Total	$0.700	$1,760,594

Note 11 – Discontinued Operations

Effective March 28, 2013, the Company sold the Harwin property to Hartman XIX pursuant to the terms agreed upon and approved by both the board of directors of the Company and of Hartman XIX.  The Company sold the Harwin property for $3,400,000 cash.  The Company recognized a $174,043 gain on sale.

Income from discontinued operations is comprised as follows:

	Three months ended September,		Nine months ended September,
	2013	2012	2013	2012
Total property revenues	$ -	$31,537	$ 66,460	$31,537
Gain on sale of property	-	19,510	174,043	19,510
Income from discontinued operations	-	-	$ 189,036	-
Basic and diluted loss per common share:
Net loss attributable to common stockholders	$ -	$ 0.01	$ 0.04	$ 0.01

Note 12 – Commitments and Contingencies

Economic Dependency

       The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of properties’, management of the daily operations of the Company’s real estate portfolio, and other general and administrative responsibilities.  In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other providers.

Litigation

The Company is subject to various claims and legal actions that arise in the ordinary course of business.  Management of the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position of the Company.

Rescission Rights of Certain Stockholders

In connection with the Company’s initial public offering, the Company may have a contingent liability to certain stockholders who purchased shares of the Company’s common stock during the period which the Company’s registration statement was not effective and during which time the Company may have been in violation of one or more securities laws.  The Company has considered the possibility of affording the remedy of rescission to stockholders who purchased common shares during the period that the Company was required to file post-effective amendments to its registration statement.  Any such rescission would obligate

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

the Company to reacquire the stockholders common shares at a price equal to the price originally paid for such shares with market interest, less the amount of any income received with respect to such shares.  If affected stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies.  If stockholders seek rescission and/or damages or we conduct a rescission offer, we may or may not have the resources to fund the repurchase of all of the securities tendered.  We have determined not to offer rescission because the Advisor and the Company do not believe that any material number of affected investors would choose to rescind their common share purchases. No rescission requests have been received by the Company as of September 30, 2013.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

       Unless the context otherwise requires, all references in this report to the “Company,” “we,” “us” or “our” are to Hartman Short Term Income Properties XX, Inc..

Forward-Looking Statements

         This Form 10-Q contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

          Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Form 10-Q. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-Q include:

●	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

●	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

●	legislative or regulatory changes, including changes to laws governing REITS;

●	construction costs that may exceed estimates or construction delays;

●	increases in interest rates;

●	availability of credit or significant disruption in the credit markets;

●	litigation risks;

●	lease-up risks;

●	inability to obtain new tenants upon the expiration of existing leases;

●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

●	the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.

          The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” sections of the December 31, 2012 Form 10-K, as amended, filed with the SEC on June 7, 2013.

Overview

         We were formed as a Maryland corporation on February 5, 2009 to invest in and operate real estate and real estate-related assets on an opportunistic basis. We may acquire a wide variety of commercial properties, including office, industrial, retail, and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction. In particular, we will focus on acquiring properties with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning or those located in markets with high growth potential. We also may invest in real estate-related securities and, to the extent that our advisor determines that it is advantageous, we may invest in mortgage loans. We expect to make our investments in or in respect of real estate assets located in the United States and other countries.

On December 7, 2012, the Company filed a registration statement on Form S-11 with the SEC to register a follow-on public offering of up to $219,000,000 in shares of the Company’s common stock.  In the follow-on offering, the Company is offering up to $200,000,000 in shares of the Company’s common stock to the public and up to $19,000,000 in shares of the Company’s common stock pursuant to the distribution reinvestment plan (the “DRIP”).  The offering price for shares to be offered to the public in the follow-on offering will be determined by the Company’s board of directors.  The Company’s board of directors may change the price at which the Company offers shares to the public in the follow-on offering from time to time during the follow-on offering, but not more frequently than quarterly, to reflect changes in the Company’s estimated per-share net asset value and other factors the Company’s board of directors deems relevant.  On April 25, 2013, the Company stopped accepting subscriptions for the sale of its common stock pursuant to its initial public offering due to the fact the Company’s offering prospectus was no longer deemed effective under the Securities Act of 1933.  On July 16, 2013, the SEC declared the Company’s follow-on offering registration statement effective and the Company has recommenced offering of its common shares as of that date.

We intend to use substantially all of the net proceeds of our initial and follow-on offerings to purchase additional properties and other real estate-related investments. As of the date of this Form 10-Q, we have acquired 5 commercial real estate properties and disposed of 1 property.  The number of assets we acquire will depend upon the number of shares sold in the initial and follow-on offerings and the resulting amount of the net proceeds available for investment in properties.

We elected to be taxed as a REIT, beginning with the taxable year ending December 31, 2011. Once qualified as a REIT for federal income tax purposes, we will not generally be subject to federal income tax. If we later fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes and we intend to continue to operate so as to remain, thereafter qualified as a REIT for federal income tax purposes.

For the three months ended September 30, 2013 and 2012, the Company incurred a net loss of $395,789 and $46,483, respectively. For the nine months ended September 30, 2013 and 2012, the Company incurred a net loss of $1,625,153 and $1,226,318, respectively. The Company does not currently anticipate forming any taxable REIT subsidiaries or otherwise generating future taxable income which may be offset by the net loss carry forward.  The Company considers that any deferred tax benefit and corresponding deferred tax asset which may be recorded in light of the net loss carry forward would be properly offset by an equal valuation allowance in that no future taxable income is expected.  Accordingly no deferred tax benefit or deferred tax asset has been recorded in the financial statements.

The following discussion and analysis should be read in conjunction with the accompanying interim consolidated financial information.

Critical Accounting Policies and Estimates

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related notes, require us to make estimates and assumptions that are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors related to the ongoing viability of our customers.  With different estimates or assumptions, materially different amounts could be reported in our financial statements.  A summary of our critical accounting policies is included in our Annual Report on Form 10-K for the year ended December 31, 2012, under "Management's Discussion and Analysis of Financial Condition and Results of Operations."  There have been no significant changes to these policies during the nine months ended September 30, 2013.  See also Note 2 to our consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion of our significant accounting policies.

RESULTS OF OPERATIONS

      As of September 30, 2013 we owned 4 commercial properties located in Richardson, Arlington, and Dallas, Texas comprising approximately 605,000 square feet plus 3 pad sites.  As of September 30, 2012 we owned 3 commercial properties located in Richardson, Arlington and Houston, Texas comprising approximately 367,000 square feet plus 3 pad sites.

Revenues – The primary source of our revenue is rental revenues and tenant reimbursements.  For the three months ended September 30, 2013 and 2012, we had total rental revenues and tenant reimbursements of $2,116,184 and $1,034,819, respectively.

For the nine months ended September 30, 2013 and 2012, we had total rental revenues and tenant reimbursements of $5,387,809 and $2,361,436, respectively.  The increase in revenues is attributable to the fact that we owned and operated 4 properties as of September 30, 2013 versus 3 properties as of September 30, 2012.  The third property was acquired on October 16, 2012 and the fourth property was acquired on March 15, 2013.

Property operating expenses – Property operating expenses consists of contract services, repairs and maintenance, utilities and property management fees.  For the three months ended September 30, 2013 and 2012, we had total property operating expenses of $537,110 and $149,812, respectively. For the nine months ended September 30, 2013 and 2012, we had total property operating expenses of $1,382,579 and $345,013 respectively.   Property operating expenses include property management fees paid to our Property Manager of $68,883 and $51,507 for the three months ended September 30, 2013 and 2012, respectively.  Property operating expenses include property management fees paid to our Property Manager of $197,236 and $115,682 for the nine months ended September 30, 2013 and 2012, respectively.  The increase in property operating expenses is attributable to the fact that we owned and operated 4 properties as of September 30, 2013 versus 3 properties as of September 30, 2012.  The third property was acquired on October 16, 2012 and the fourth property was acquired on March 15, 2013.

Asset management and acquisition fees – Asset management and acquisition fees are fees payable to our advisor in connection with the management of the Company and the acquisition of our properties.  For the three months ended September 30, 2013 and 2012 we paid the Advisor $96,122 and $55,805 respectively for asset management fees.  Acquisition fees paid to Advisor were $0 and $0 for the three months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013 and 2012 we paid the Advisor $273,538 and $144,232 respectively for asset management fees.  Acquisition fees paid to Advisor were $156,870 and $353,342 for the nine months ended September 30, 2013 and 2012, respectively.  In connection with the disposition of the Harwin property to Hartman XIX, Advisor refunded the acquisition fee of $80,380 previously paid in connection with that acquisition.

Organizational and offering costs - The Company incurs certain expenses in connection with its organization and registration to sell common shares.  These costs principally relate to professional and filing fees. For the three months ending September 30, 2013 and 2012 organization and offering costs were $210,705 and $4,924, respectively. For the nine months ending September 30, 2013 and 2012 organization and offering costs were $445,871 and $90,713, respectively.

General and administrative expense - General and administrative expenses were $130,550 and $43,050 for the three months ended September 30, 2013 and 2012, respectively, and $493,692 and $221,836 for the nine months ended September 30, 2013 and 2012, respectively. General and administrative expenses consist primarily of audit fees, transfer agent fees, other professional fees, independent director compensation and other share based compensation.  We expect general and administrative expenses to increase only modestly in future periods as we acquire additional real estate and real estate related assets.  We expect general and administrative expenses to decrease substantially as a percentage of total revenue.

Fees to affiliates – In addition to asset management and acquisition fees paid to Advisor and property management fees paid to the Property Manager, we pay leasing commissions and construction management fees to the Property Manager.  For the three months ended September 30, 2013 and 2012, respectively, we paid our Property Manager $26,483 and $61,098 for leasing commissions and $23,306 and $20,932 for construction management fees. For the nine months ended September 30, 2013 and 2012, respectively, we paid our Property Manager $177,080 and $636,439 for leasing commissions and $130,786 and $20,932 for construction management fees.  Lease commissions and construction management fees are included in deferred loan and lease commission costs and real estate assets, respectively, in the consolidated balance sheets.

Funds From Operations and Modified Funds From Operations

      Funds From Operations (“FFO”) is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, which the Company believes is an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT.  FFO is used by the REIT industry as a supplemental performance measure.  FFO is not equivalent to the Company’s net income or loss as determined under GAAP.

The Company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper").  The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.  The Company’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed.  The Company believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative.  Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time.  An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset.  Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred.  While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of the Company’s operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP.  Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP.  Nevertheless, the Company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the Company’s performance to investors and to management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the Company.  The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.  Management believes these fees and expenses do not affect the Company’s overall long-term operating performance.  Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation.  While other start up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.  As disclosed in the prospectus for the Company’s offering (the “Prospectus”), the Company will use the proceeds raised in the offering to acquire properties, and intends to begin the process of achieving a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of the Company or another similar transaction) within five to ten years of the completion of the offering.  The Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as Modified Funds From Operations (“MFFO”), which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above.  MFFO is not equivalent to the Company’s net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate with a limited life and targeted exit strategy, as currently intended.  The Company believes that, because MFFO excludes costs that the Company considers more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect the Company’s operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of the Company’s operating performance after the period in which the Company is acquiring its properties and once the Company’s portfolio is in place.  By providing MFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and the Company’s properties have been acquired.  The Company also believes that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry.  Further, the Company believes MFFO is useful in comparing the sustainability of the Company’s operating performance after the Company’s offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on the Company’s operating performance during the periods in which properties are acquired.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010.  The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.  The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

The Company’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, the Company excludes acquisition related expenses.  The Company does not currently exclude amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests.  Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income.  These expenses are paid in cash by the Company, and therefore such funds will not be available to distribute to investors.  All paid and accrued acquisition fees and expenses negatively impact the Company’s operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.  Accordingly, MFFO may not be an accurate indicator of the Company’s operating performance, especially during periods in which properties are being acquired.  MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as the Company.  Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities.  In addition, the Company views fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.  As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the advisor if there are no further proceeds from the sale of shares in this offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

The Company’s management uses MFFO and the adjustments used to calculate it in order to evaluate the Company’s performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter.  As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate in this manner.  The Company believes that its use of MFFO and the adjustments used to calculate it allow the Company to present its performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors.  For example, acquisitions costs are funded from the proceeds of the Company’s offering and other financing sources and not from operations.  By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties.  Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to the Company’s current operating performance.  By excluding such changes that may reflect anticipated and unrealized gains or losses, the Company believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of the Company’s performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders.  FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of the Company’s performance.  MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter.  MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed.  FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that the Company uses to calculate FFO or MFFO.  In the future, the SEC, NAREIT, or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and the Company would have to adjust its calculation and characterization of FFO or MFFO.

	Three Months Ending September 30,		Nine months Ending September 30,
	2013	2012	2013	2012
Net loss	$(395,789)	$(46,483)	$(1,625,153)	$(1,226,318)
Depreciation and amortization of real estate assets	1,057,832	494,177	2,837,947	1,398,309
Income from discontinued operations	-	(19,510)	(189,036)	(19,510)
Funds from operations (FFO)	662,043	428,184	1,023,758	152,481
Acquisition related expenses	-	-	156,870	353,342
Modified funds from operations (MFFO)	$662,043	$428,184	$1,180,628	$505,823

Distributions

The following table summarizes the quarterly distributions we paid in cash and pursuant to our distribution reinvestment plan (DRIP) for the period from January 2012 through September 30, 2013:

Period	Cash (1)	DRIP (1) (2)	Total	Net Cash Provided by (used in) Operating Activities
First Quarter 2012	$172,866	$149,574	$322,440	$(513,052)
Second Quarter 2012	205,225	194,091	399,316	(930,975)
Third Quarter 2012	241,648	246,096	487,744	447,119
Fourth Quarter 2012	272,502	278,592	551,094	1,163,672
Total	$892,241	$868,353	$1,760,594	$166,764

First Quarter 2013	$316,478	311,276	$627,754	$(204,928)
Second Quarter 2013	372,901	387,650	760,551	592,965
Third Quarter 2013	441,870	412,250	854,120	(103,722)
Total	$1,131,249	$1,111,176	$2,242,425	$284,315

(1)

Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 20 days following the end of such month.

(2)

Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

For the nine months ended September 30, 2013, we paid aggregate distributions of $2,242,425.  During the same period, cash provided by operating activities was $284,315. For the nine months ended September 30, 2012, we paid aggregate distributions of $1,209,500.  During the same period our net cash used in operating activities was $996,908.  Of the $2,242,425 in distributions we paid to our stockholders for the nine months ended September 30, 2013, 13% was attributable to cash provided by operating activities.  Of the $1,209,500 in distributions we paid to our stockholders for the nine months ended September 30, 2012, no amount of such distributions were covered by cash provided by operating activities.

Liquidity and Capital Resources

As of September 30, 2013, the Company had issued 5,542,227 shares of the Company’s common stock in its initial public offering, resulting in gross proceeds to the Company of $54,185,144.

Our principal demands for funds will be for real estate and real estate-related acquisitions, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of this offering and from financings.

There may be a delay between the sale of our shares and the purchase of properties or other investments, which could result in a delay in our ability to make distributions to our stockholders. Some or all of our distributions will be paid from other sources, such as from the proceeds of this offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fund fully the payment of distributions. We expect to have limited cash flow from operations available for distribution until we make substantial investments. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. We do not expect that the maximum amount of our indebtedness will exceed 300% of our “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors and if disclosed to the stockholders in the next quarterly report along with the explanation for such excess borrowings. Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 50% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interests.  Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under this or any subsequent offering and invested substantially all of our capital.  As a result, we expect to borrow more than 50% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.  Our policy of limiting the aggregate debt to equity ratio to 50% relates primarily to mortgage loans and other debt that will be secured by our properties.  The NASAA guideline limitation of 300% of our net assets includes secured and unsecured indebtedness that we may issue.  We do not anticipate issuing significant amounts of unsecured indebtedness and therefore we intend to limit the balance of our borrowings to 50% of the purchase prices, in the aggregate, of our property portfolio.

Our advisor may, but is not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Cash Flows from Operating Activities

As of September 30, 2013 we owned 4 commercial real estate properties.  During the nine months ended September 30, 2013, net cash provided by operating activities was $284,315 versus $996,908 used in operating activities for the nine months ended September 30, 2012.  The increase in cash flow from operating activities is attributable to the fact that we owned and operated 4 commercial real estate properties during the nine months ended September 30, 2013 versus 3 commercial real estate property during the nine months ended September 30, 2012, including 2 properties acquired in May 2012.  Our fourth property was acquired on March 15, 2013.  We expect cash flows from operating activities to increase in future periods as a result of anticipated future acquisitions of real estate and real estate related investments.

Cash Flows from Investing Activities

During the nine months ended September 30, 2013, net cash used in investing activities was $10,582,133 versus $14,175,950 for the nine months ended September 30, 2012 and consisted primarily of $9,135,977 net cash used to acquire the Parkway Property on March 15, 2013; $5,049,827 cash used to fund building and tenant improvements including $4,215,659 of improvements at the Richardson Heights Property related to the Alamo Draft House construction; less $3,253,671 net cash provided by the sale of the Harwin property. $350,000 used in investing activities is from acquisition deposit.

Cash Flows from Financing Activities

Cash flows from financing activities consisted primarily of proceeds from our ongoing public offering and distributions paid to our common stockholders.  Net cash provided by financing activities for the nine months ended September 30, 2013 and 2012, respectively, were and $11,033,682 versus $7,994,552 and consisted primarily of the following:

•

$ 20,090,686 and $10,992,919, respectively of cash provided by offering proceeds related to our public offering, net of payments of commissions on sales of common stock and related dealer manager fees of $576,783 and $751,806, respectively;

•

$1,131,249 and $619,739, respectively of net cash distributions, after giving effect to distributions reinvested by stockholders of $1,111,176 and $589,760, respectively; and,

•

$7,925,755 and $2,378,628 respectively of net proceeds drawn under our Revolving Credit Facility and insurance premium financing.

Contractual Obligations

Our board of directors has approved our entering into the Advisory Agreement, the Property Management Agreement and the Dealer Management Agreement.

Off-Balance Sheet Arrangements

       As of September 30, 2013, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted, would have a material effect on the accompanying consolidated financial statements.  (See note 2 to consolidated financial statements disclosed in Item 1 to this quarterly report.)

Item 3. Quantitative and Qualitative Disclosures about Market Risks

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of this Form 10-Q, as of September 30, 2013, an evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act. In performing this evaluation, management reviewed the selection, application and monitoring of our historical accounting policies. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of September 30, 2013, these disclosure controls and procedures were effective and designed to ensure that the information required to be disclosed in our reports filed with the SEC is recorded, processed, summarized and reported on a timely basis. The Chief Executive Officer and the Chief Financial Officer previously determined that that as of March 31, 2013, disclosure controls and procedures as they apply to compliance with undertakings set forth in Industry Guide 5 and the Securities Act were deficient.  The Chief Executive Officer and Chief Financial Officer have taken steps which they believe are now effective to overcome the previously identified deficiency.  In designing and evaluating disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Management is required to apply judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Changes in Internal Control over Financial Reporting

         There have been no changes during the Company’s quarter ended September 30, 2013, in the Company’s internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financing reporting.

PART II

OTHER INFORMATION

Item 1.  Legal Proceedings

         None.

Item 1A. Risk Factors

 None.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

       As of September 30, 2013, we had issued 5,542,227 shares in the Offering for gross proceeds of $54,185,144, out of which we incurred $2,935,756 in selling commissions and $918,400 in organization and offering costs.  With the net offering proceeds, we have invested in Richardson Heights, Cooper Street, Bent Tree Green, and Parkway Plaza properties.

Item 3 Defaults Upon Senior Securities

       None.

Item 4.  Reserved

       None.

Item 5. Other Information

        None.

Item 6.  Exhibits.

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.1 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.2 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

Date: November 14, 2013

              By: /s/ Allen R. Hartman

Allen R. Hartman,

Chairman of the Board and Chief Executive Officer

(Principal Executive Officer)

Date: November 14, 2013

              By: /s/ Louis T. Fox, III

Louis T. Fox, III,

Chief Financial Officer,

(Principal Financial and Principal Accounting Officer)